Exhibit G

TENDER AND SUPPORT AGREEMENT

This Tender and Support Agreement (this “Agreement”) is made and entered into as of November 21, 2021, by and among Paloma Partners VI Holdings, LLC, a Delaware limited liability company (“Parent”), Paloma VI Merger Sub, Inc., a Delaware corporation and wholly‑owned subsidiary of Parent (“Merger Sub”), solely as set forth in Section 2.04, 6.02 and Section 6.04, Goodrich Petroleum Corporation, a Delaware corporation (the “Company”), and each Person set forth in Schedule A hereto (each, a “Stockholder”). Capitalized terms used herein are defined as provided in Section 6.10 of this Agreement.

WHEREAS, as of the date of this Agreement, each Stockholder is the Beneficial Owner of the number of shares of Company Common Stock (as defined below) set forth opposite such Stockholder’s name on Schedule A hereto; and

WHEREAS, as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into the Agreement and Plan of Merger, dated as of the date of this Agreement (the “Merger Agreement”), with the Company, Parent has requested each Stockholder, and each Stockholder has agreed severally and not jointly, to enter into this Agreement with respect to such Stockholder’s Subject Shares (as defined below).

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE 1
AGREEMENT TO TENDER

Section 1.01  Tender of Shares.  Each Stockholder shall as promptly as practicable (a) validly tender or cause to be validly tendered pursuant to and in accordance with the terms of the Tender Offer, all of the Subject Shares (free and clear of any liens, encumbrances or restrictions, other than Permitted Encumbrances (as defined below)) Beneficially Owned by such Stockholder at any time during the Support Period and (b) deliver all other documents or instruments required to be delivered by such Stockholder pursuant to the terms of the Tender Offer in connection with such valid tender of such Subject Shares, including (i) a letter of transmittal with respect to such Subject Shares, complying with the terms of the Tender Offer as set forth in the Offer to Purchase and (ii) a certificate representing such Subject Shares or an “agent’s message” (or such other evidence, if any, of transfer as may be required) in the case of a book‑entry share of any uncertificated Subject Shares. Without limiting the generality of the foregoing, each Stockholder shall comply fully with the obligations set forth in this Section 1.01, (a) with respect to all Subject Shares Beneficially Owned by such Stockholder at any time during the first five (5) Business Days of the Support Period, not later than ten (10) Business Days after the commencement of the Tender Offer and (b) with respect to all other Subject Shares Beneficially Owned by such Stockholder at any time during the Support Period, not later than two (2) Business Days following the acquisition of Beneficial Ownership, but in any event prior to the expiration of the Tender Offer.

Section 1.02  No Withdrawal.  Each Stockholder covenants and agrees not to withdraw, and not to cause or permit to be withdrawn, any Subject Shares from the Tender Offer, unless and until this Agreement is terminated in accordance with Section 6.02.

Section 1.03  Conditional Obligation.  Each Stockholder acknowledges and agrees that Merger Sub’s obligation to accept for payment shares of Company Common Stock tendered pursuant to the Offer to Purchase, including any Subject Shares tendered by such Stockholder, is subject to the terms and conditions of the Merger Agreement and the Offer to Purchase.

Section 1.04  Return of Subject Securities.  If the Merger Agreement is terminated prior to the Acceptance Time, Parent and Merger Sub shall, or shall cause any depository or other party acting on behalf of Parent and Merger Sub to, promptly return to each Stockholder all shares of Company Common Stock tendered by such Stockholder in the Offer to Purchase.

ARTICLE 2
VOTING AGREEMENT; GRANT OF PROXY; WARRANTS

Section 2.01  Voting Agreement.  Each Stockholder hereby agrees that such Stockholder will not vote any Subject Shares in favor of, or consent to, and will vote against and not consent to, the approval of any (a) Acquisition Proposal, other than the Merger and the other Transactions, (b) corporate action or proposal submitted for approval by stockholders of the Company (including, without limitation, any amendment to the Company’s certificate of incorporation or bylaws), the consummation of which could impede, interfere with, prevent or delay the consummation of the Transactions, including, without limitation, the Merger and the purchase of all shares of Company Common Stock validly tendered pursuant to the Tender Offer and not withdrawn, or (c) other corporate action or proposal submitted for approval by stockholders of the Company, substantially facilitating any of the foregoing matters described in the immediately preceding clauses (a) or (b), or that could reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of such Stockholder under this Agreement. Each Stockholder shall ensure that any other Person having voting power with respect to any of such Stockholder’s Subject Shares will not vote any of such Subject Shares in favor of or consent to, and will vote against, the approval of the matters described in clauses (a) through (c) of the preceding sentence.

Section 2.02  Irrevocable Proxy.  Each Stockholder hereby revokes any and all previous proxies granted with respect to any of such Stockholder’s Subject Shares.  By entering into this Agreement, each Stockholder hereby grants a proxy appointing Parent as such Stockholder’s attorney‑in‑fact and proxy, with full power of substitution, for and in such Stockholder’s name, to vote, express consent or dissent, or otherwise to utilize such voting power with respect to the matters described in Section 2.01 (in the manner contemplated by Section 2.01).  Subject to the last sentence of this Section 2.02, the proxy granted by each Stockholder pursuant to this Section 2.02 is irrevocable and is granted in consideration of Parent and Merger Sub entering into this Agreement and the Merger Agreement and incurring certain related fees and expenses.  The proxy granted by each Stockholder shall not be exercised to vote, consent or act on any matter except as contemplated by Section 2.01.  The proxy granted by each Stockholder shall be revoked upon termination of this Agreement in accordance with its terms.

Section 2.03  Warrants. Each Stockholder that Beneficially Owns any Warrants at any time during the Support Period (a) hereby irrevocably and fully exercises all such Warrants to purchase shares of Company Common Stock and (b) as soon as practicable following the execution and delivery of this Agreement, shall execute and deliver all documentation (including any notices required pursuant to the terms governing such Warrants) necessary to effect such exercise as soon as possible following its execution and delivery of this Agreement and on a timely basis to enable and facilitate its tender of all such shares of Company Common Stock pursuant to and in accordance with the terms of the Tender Offer, in strict compliance with Section 1.01.

Section 2.04  Company.  The Company agrees that it will comply with its obligations under the Warrant Agreement with respect to the transactions contemplated by Section 2.03.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER

Each Stockholder represents and warrants to Parent and Merger Sub as to such Stockholder, severally but not jointly, that:

Section 3.01  Authorization.  The execution, delivery and performance by such Stockholder of this Agreement and the consummation by such Stockholder of the transactions contemplated hereby are within the powers (corporate and otherwise) of such Stockholder and, if applicable, have been duly authorized by all necessary corporate, company, partnership or other action.  Assuming the due authorization, execution and delivery of this Agreement by Parent and Merger Sub, this Agreement constitutes a valid and binding agreement of such Stockholder, enforceable against such Stockholder in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors’ rights generally and to rules of law governing specific performance, injunctive relief and other equitable remedies.

Section 3.02  Consents and Approvals.  No filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary for the execution of this Agreement by such Stockholder and the consummation by such Stockholder of the transactions contemplated by this Agreement, except where the failure to obtain such permits, authorizations, consents or approvals would not adversely affect in any material respect the ability of such Stockholder to perform its obligations hereunder and except for filing requirements as may be required under applicable state or federal securities laws.

Section 3.03  Non‑Contravention.  The execution, delivery and performance by such Stockholder of this Agreement and the consummation of the transactions contemplated hereby do not and will not (a) violate the certificate of incorporation or bylaws, operating agreement, limited liability company agreement, partnership agreement or other comparable charter or organizational documents, of such Stockholder, if any, (b) violate any applicable Law, (c) conflict with or violate or require any consent, approval, notice or other action by any Person under, constitute a default (with or without notice of lapse of time or both) under, or give rise to any right of termination, cancellation or acceleration or to a loss of any benefit to which such Stockholder is entitled under any provision of any Contract binding on such Stockholder or any of Stockholder’s properties or assets, including the Subject Shares or (d) result in the imposition of any lien, encumbrance or restriction on any asset of such Stockholder, except, in the case of clauses (b), (c) and (d), for such occurrences which would not adversely affect in any material respect the ability of such Stockholder to perform its obligations hereunder.

Section 3.04  Ownership of Shares.  Such Stockholder is the Beneficial Owner of the aggregate number of shares of Company Common Stock and Warrants, in each case, set forth in Schedule A hereto opposite such Stockholder’s name (after giving effect to Section 5.04), free and clear of any lien, encumbrance and any other limitation or restriction (including any restriction on the right to vote, tender or otherwise dispose of the Subject Shares, including without limitation pursuant to the Tender Offer), other than liens arising under applicable securities Laws, any liens created by this Agreement and any liens under the organizational documents of the Company (collectively, “Permitted Encumbrances”).  None of such shares of Company Common Stock is subject to any voting trust or other Contract with respect to the voting of such shares of Company Common Stock except as set forth in this Agreement.

Section 3.05  Total Shares.  Except for the shares of Company Common Stock and Warrants set forth in Schedule A hereto (after giving effect to Section 5.04), such Stockholder does not Beneficially Own any Equity Securities of the Company.

Section 3.06  Stockholder Has Adequate Information.  Such Stockholder is a sophisticated seller with respect to the Subject Shares and has adequate information concerning the business and financial condition of the Company to make an informed decision regarding the sale of the Subject Shares and has independently and without reliance upon either Merger Sub or Parent and based on such information as such Stockholder has deemed appropriate, made its own analysis and decision to enter into this Agreement.  Such Stockholder acknowledges that neither Merger Sub nor Parent has made and neither makes any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement or the Merger Agreement.

Section 3.07  No Broker’s Fees.  No broker, investment banker, financial advisor, or other person is entitled to any broker’s, finder’s, financial advisor’s, or other similar fee or commission payable by Parent, Merger Sub or the Company in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of such Stockholder.

Section 3.08  Reliance.  Such Stockholder understands and acknowledges that each of Parent and Merger Sub is entering into the Merger Agreement in reliance upon such Stockholder’s execution, delivery and performance of this Agreement.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to each Stockholder that:

Section 4.01  Authorization.  The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby are within the powers of Parent and the corporate powers of Merger Sub and have been duly authorized by all necessary action.  Assuming the due authorization, execution and delivery of this Agreement by each Stockholder, this Agreement constitutes a valid and binding agreement of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, moratorium or similar law affecting creditors’ rights generally and to rules of law governing specific performance, injunctive relief and other equitable remedies.

Section 4.02  Consents and Approvals. No filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary for the execution of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement, except where the failure to obtain such permits, authorizations, consents or approvals would not adversely affect in any material respect the ability of Parent or Merger Sub to perform its obligations hereunder and except for filing requirements as may be required under applicable state or federal securities laws.

Section 4.03  Non-Contravention. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation of the transactions contemplated hereby do not and will not (a) violate the certificate of incorporation or bylaws, operating agreement, limited liability company agreement, partnership agreement or other comparable charter or organizational documents, of Parent and Merger Sub, if any, (b) violate any applicable Law, (c) conflict with or violate or require any consent, approval, notice or other action by any Person under, constitute a default (with or without notice of lapse of time or both) under, or give rise to any right of termination, cancellation or acceleration or to a loss of any benefit to which Parent or Merger Sub is entitled under any provision of any Contract binding on Parent or Merger Sub or any of Parent or Merger Sub’s properties or assets or (d) result in the imposition of any lien, encumbrance or restriction on any asset of Parent or Merger Sub, except, in the case of clauses (b), (c) and (d), for such occurrences which would not adversely affect in any material respect the ability of Parent and Merger Sub to perform its obligations hereunder.

ARTICLE 5
COVENANTS OF STOCKHOLDER

Each Stockholder hereby covenants and agrees, severally and not jointly, that:

Section 5.01  No Proxies for, Encumbrances on or Disposition of Shares.  Except pursuant to the terms of this Agreement, such Stockholder shall not, without the prior written consent of Parent or the Company, directly or indirectly (except, if such Stockholder is an individual, as a result of the death of such Stockholder), (a) grant any proxies, or enter into any voting trust or other Contract, with respect to the voting of any Subject Shares with respect to the matters described in clauses (a) through (c) of Section 2.01, (b) sell, assign, transfer, tender, encumber or otherwise dispose of, or enter into any Contract with respect to the direct or indirect sale, assignment, transfer, tender, encumbrance or other disposition of, any such Subject Shares or (c) subject to the qualifications set forth in Section 6.11, take any other action that would make any representation or warranty of such Stockholder contained herein untrue or incorrect in any material respect or in any way restrict, limit or interfere in any material respect with the performance of such Stockholder’s obligations hereunder or the transactions contemplated hereby or by the Merger Agreement, or seek to do or solicit any of the foregoing actions.  Notwithstanding anything to the contrary in the foregoing sentence, this Section 5.01 shall not prohibit a transfer of Subject Shares by Stockholder (i) if such Stockholder is an individual, (A) to any member of Stockholder’s immediate family or to a trust solely for the benefit of Stockholder or any member of Stockholder’s immediate family or (B) to a charitable entity qualified as a 501(c)(3) organization under the Code or (ii) if Stockholder is not a natural person, to an Affiliate; provided, however, that in each case a transfer shall be permitted only if, and as a condition precedent to the effectiveness of such transfer, the transferee agrees in a writing, approved in writing by the Parent (which approval shall not be withheld, conditioned or delayed unreasonably), to be bound by all of the terms of this Agreement as though such transferee were the “Stockholder” hereunder.  Without limiting the generality of the first sentence of this Section 5.01, such Stockholder shall not tender, agree to tender or cause or permit to be tendered any of such Stockholder’s Subject Shares into or otherwise in connection with any tender or exchange offer, except pursuant to the Offer to Purchase.

Section 5.02    No Solicitation.  Each Stockholder shall not, and shall cause its Affiliates and its and their respective directors, officers and employees not to, and shall direct and use its reasonable best efforts to cause its and its Affiliates’ respective other Representatives not to, directly or indirectly, (a) solicit, initiate, knowingly facilitate or knowingly encourage the submission or announcement of any inquiries, proposals or offers that constitute or could reasonably be expected to lead to any Acquisition Proposal, (b) provide any non‑public information concerning the Company to any Person or group who has made or could reasonably be expected to make any Acquisition Proposal, or engage in any discussions or negotiations with respect to any Acquisition Proposal, (c) otherwise cooperate with or assist or participate in, or facilitate, any such inquiries, proposals, offers, discussions or negotiations, or (d) resolve or agree to do any of the foregoing. Each Stockholder shall, and shall cause its Affiliates and its and their respective directors, officers and employees to, and shall direct and use its reasonable best efforts to cause its and its Affiliates’ respective other Representatives to, immediately cease and cause to be terminated any solicitation, encouragement, discussion or negotiation with any Person or groups that may be ongoing with respect to any Acquisition Proposal or potential Acquisition Proposal. Notwithstanding anything to the contrary provided in this Agreement, each Stockholder and its Affiliates and Representatives shall not be required to comply with the terms of this Section 5.02 with respect to a particular Acquisition Proposal in the event that the Company is permitted to take the actions set forth in Section 7.03(b) of the Merger Agreement with respect to such Acquisition Proposal.

Section 5.03  Communications.  Such Stockholder hereby (a) consents to and authorizes the publication and disclosure by Parent, Merger Sub and the Company (including in the Offer Documents, the Schedule 14D‑9 or any other publicly filed document relating to the Transactions) of (i) such Stockholder’s identity, (ii) such Stockholder’s Beneficial Ownership of shares of Company Common Stock or Warrants (including the number of such shares of Company Common Stock Beneficially Owned by Stockholder) and (iii) the nature of such Stockholder’s commitments, arrangements and understandings under this Agreement, and (b) agrees as promptly as practicable to notify Parent, Merger Sub and the Company of any required corrections with respect to any written information supplied by such Stockholder specifically for use in any such disclosure document. During the term of this Agreement, each Stockholder agrees that it shall consult with Parent before issuing any press releases or otherwise making any public statements with respect to the transactions contemplated herein, except as may be required in connection with the Offer to Purchase in any Form 4, Schedule 13D, Schedule 13G or other disclosure required by the SEC or any other Governmental Authority to be made by any Stockholder in connection with the Offer to Purchase.

Section 5.04  Additional Shares.  In the event that such Stockholder acquires Beneficial Ownership of, or the power to dispose of or vote or direct the disposition or voting of, any additional shares of Company Common Stock or other similar interests in or with respect to the Company, such shares or other similar interests shall, without further action of the parties, be subject to the provisions of this Agreement, and the number of shares of Company Common Stock Beneficially Owned by such Stockholder on Schedule A will be deemed amended accordingly (and, if applicable, the ownership of Warrants shall be reduced).  Such Stockholder shall promptly notify Parent and Merger Sub of any such event.

Section 5.05  Waiver of Appraisal and Dissenters’ Rights and Actions.  Such Stockholder hereby (a) waives and agrees not to exercise any rights (including under Section 262 of the General Corporation Law of the State of Delaware) to demand appraisal of any Subject Shares or rights to dissent from the Merger which may arise with respect to the Merger and (b) agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or other Action, against Parent, Merger Sub, the Company or any of their respective successors relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the making or consummation of the Offer to Purchase or consummation of the Merger, including any Action (i) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (ii) alleging a breach of any fiduciary duty of the board of directors of the Company in connection with the Transactions.

Section 5.06  No Stockholder Meetings, etc.  Subject to the qualifications set forth in Section 6.11, for so long as this Agreement remains in effect, each Stockholder agrees that it shall not seek to call a special meeting of the stockholders of the Company or deliver or caused to be delivered any written consent, in person or in proxy, with respect to such Stockholder’s Subject Shares for the matters described in clauses (a) through (c) of Section 2.01.

ARTICLE 6
MISCELLANEOUS

Section 6.01  Other Definitional and Interpretative Provisions.  Unless specified otherwise, in this Agreement the obligations of any party hereto consisting of more than one (1) Person are joint and several.  The words “hereof,” “herein” and “hereunder” and words of similar import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.  References to Articles and Sections are to Articles and Sections of this Agreement unless otherwise specified.  Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of similar import.  The word “or” has the inclusive meaning represented by the phrase “and/or.”  “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.  References to any Contract (including the Merger Agreement) are to that Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.  References to any Person include the successors and permitted assigns of that Person.  References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

Section 6.02  Amendments; Termination.  Any provision of this Agreement may be amended if, and only if, such amendment is in writing and is signed by Parent, Merger Sub, the Company and each party to this Agreement as to whom such amendment is to be effective.  Accordingly no amendment of any provision of this Agreement shall be effective as to Parent, Merger Sub, the Company or any other party hereto, unless such amendment is in writing and is signed by Parent, Merger Sub, the Company and such party. This Agreement shall terminate automatically, without any notice or other action by any Person, upon the earliest of (a) the mutual written agreement of Parent and the Stockholders, (b) the termination of the Merger Agreement in accordance with its terms, (c) the Effective Time, (d) the occurrence of an Adverse Recommendation Change in compliance with the provisions of the Merger Agreement and (e) the date of any amendment to the Merger Agreement that reduces the Offer Price or Merger Consideration or changes the form of consideration payable in the Offer or the Merger. Upon termination of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, that (x) nothing set forth in this Section 6.02 shall relieve any party hereto from an liability for any fraud or willful and material breach of any provision of this Agreement prior to such termination hereof, and (y) the provisions of Section 5.05 and this Article 6 shall survive any termination of this Agreement. The representations and warranties herein shall not survive the termination of this Agreement.

Section 6.03  Expenses.  All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 6.04  Parties in Interest; Third Party Beneficiaries. The parties hereto hereby agree that their respective agreements and obligations set forth herein are solely for the benefit of the other parties hereto and their respective successors and permitted assigns, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto and their respective successors and permitted assigns any benefits, rights or remedies under or by reason of, or any rights to enforce or cause the parties hereto to enforce, the obligations set forth herein; provided, however, the Company shall be entitled to enforce the obligations of the parties hereto as if it were a full party hereto, and the Company may use all available means at law or equity to enforce such obligations hereunder.

Section 6.05  Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, that the parties hereto covenant and agree not to assign, delegate or otherwise transfer any of their rights or obligations under this Agreement without the prior written consent of Parent except as otherwise provided in Section 5.01 of this Agreement.  Any assignment, delegation or transfer in violation of the foregoing shall be null and void ab initio.

Section 6.06  Governing Law.  This Agreement and any Action arising out of or related hereto or the Transactions or to the inducement of any party thereto to enter into this Agreement, (whether for breach of contract, tortious conduct or otherwise and whether predicated on contract law, common law, tort law, statute or otherwise), and any claim or dispute arising hereunder or relating hereto, shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

Section 6.07  Counterparts; Effectiveness.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (PDF) form, or by any other electronic means designed to preserve the original graphic and pictorial appearance of a document, will be deemed to have the same effect as physical delivery of the paper document bearing the original signatures. This Agreement shall become an effective and binding agreement as among (a) Parent and Merger Sub, on the one hand, and (b) any Stockholder, on the other hand, only at (and not prior to) such time when both (i) the Merger Agreement shall have become and is effective and (ii) Parent, Merger Sub, and such Stockholder shall have received counterparts hereof duly executed by Parent, Merger Sub, and such Stockholder, regardless of whether at such time this Agreement shall have been executed and delivered by any other Stockholder.

Section 6.08  Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such a determination, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 6.09  Specific Performance.  Parent, Merger Sub and each Stockholder agree and acknowledge that irreparable damage to the Company, Parent and Merger Sub would occur, damages would be incalculable and would be an insufficient remedy and no other adequate remedy would exist at law or in equity, in each case in the event that any provision of this Agreement were not performed by such Stockholder strictly in accordance with the terms hereof, and that each of Parent, Merger Sub and the Company shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically such Stockholder’s performance of the terms and provisions hereof, in addition to any other remedy to which Parent, Merger Sub or the Company may be entitled at law or in equity.  Each Stockholder hereby waives any defenses based on the adequacy of any other remedy, whether at law or in equity, that might be asserted as a bar to the remedy of specific performance of any of the terms or provisions hereof or injunctive relief in any action brought therefor by Parent, Merger Sub or the Company. Each Stockholder further agrees that neither Parent nor any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 6.09, and each Stockholder irrevocably waives any right such Stockholder may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 6.10  Defined Terms.  Capitalized terms used but not defined herein have the respective meanings given to such terms in the Merger Agreement.  Furthermore, the following capitalized terms used in this Agreement have the respective meanings given to such terms below:

“Agreement” has the meaning set forth in the preamble hereof.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d‑3 and Rule 13d‑5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time; provided, however, that, for purposes of this Agreement, a Person shall not be deemed to be the Beneficial Owner of any shares of Company Common Stock underlying any Warrants unless and until such Warrants have been exercised into shares of Company Common Stock.  The terms “Beneficially Owns” and “Beneficially Owned” have corresponding meanings.

“Company” has the meaning set forth in the preamble hereof.

“Company Common Stock” means the common stock, par value $0.01 per share, of the Company.

“Merger Agreement” has the meaning set forth in the Recitals.

“Merger Sub” has the meaning set forth in the preamble hereof.

“Offer to Purchase” means the Offer to Purchase any and all of the issued and outstanding Company Common Stock, setting forth the terms and conditions of the Tender Offer, as contemplated by the Merger Agreement.

“Parent” has the meaning set forth in the preamble hereof.

“Permitted Encumbrances” has the meaning set forth in Section 3.04.

“Stockholder” has the meaning set forth in the preamble hereof.

“Stockholder Parties” has the meaning set forth in Section 6.11.

“Subject Shares” means shares of Company Common Stock that on the date hereof have been issued and are outstanding and are Beneficially Owned by any Stockholder, together with any unissued shares of Company Common Stock Beneficially Owned by any Stockholder at any time during the Support Period, and any shares of Company Common Stock that are hereafter issued to, or otherwise directly or indirectly acquired by, or become Beneficially Owned by, any Stockholder during the Support Period, including, without limitation, any shares of Company Common Stock acquired by such Stockholder upon the exercise of any Warrants after the date hereof by means of any purchase, dividend, distribution, stock split, recapitalization, combination or exchange of shares, merger, consolidation, reorganization or other change or transaction, in one or a series of related transactions, of or by the Company or otherwise.

“Support Period” means the period from the date of this Agreement through the earlier of (a) the Effective Time and (b) the date of the termination of the Merger Agreement in accordance with the terms thereof.

“Tender Offer” means the tender offer made by Merger Sub, in accordance with the Merger Agreement and the Offer to Purchase, to purchase any and all issued and outstanding shares of Company Common Stock.

“Transactions” means the transactions contemplated by the Merger Agreement.

“Warrants” means any warrants, options or other rights to purchase shares of Company Common Stock, including without limitation warrants issued pursuant to the Warrant Agreement.

"Warrant Agreement” means that certain Warrant Agreement, dated as of October 12, 2016, by and between the Company and American Stock Transfer & Trust Company, LLC.

Section 6.11  Action in Stockholder’s Capacity Only.  Each Stockholder and each partner, officer, employee or Affiliate of such Stockholder (the “Stockholder Parties”), if a director, officer, employee or fiduciary of the Company, does not make any agreement or understanding herein, and shall not otherwise be subject to the terms of this Agreement, as a director, officer, employee or fiduciary of the Company.  Each Stockholder signs this Agreement solely in such Stockholder’s capacity as a Beneficial Owner of the shares of Company Common Stock Beneficially Owned by such Stockholder, and nothing herein shall limit or affect any actions taken in such Stockholder’s capacity, or in any partner, officer, employee or Affiliate of Stockholder’s capacity, as an director, officer, employee or fiduciary of the Company, including complying with or exercising such Stockholder’s, or any partner, officer, employee or Affiliate of Stockholder’s, fiduciary duties owed to the Company. No action taken by any Stockholder in such Stockholder’s capacity as a director, officer, employee or fiduciary of the Company shall be deemed to constitute a breach of this Agreement.

Section 6.12  Notices.  Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (i) when delivered, if delivered in person, (ii) on the first (1st) Business Day after dispatch by registered or certified mail, (iii) on the next Business Day if transmitted by national overnight courier (with confirmation of delivery) or (iv) on the date transmitted if sent by email (provided no “bounce back” or similar message of non‑delivery is received with respect thereto), in each case as follows:

if to Parent or Merger Sub, to:

Paloma Partners VI Holdings, LLC
1100 Louisiana Street, Suite 5100
Houston, TX 77002
Attention: Christopher N. O’Sullivan
Email: cosullivan@palomaresources.com

with a copy (which shall not constitute notice) to:

Hunton Andrews Kurth LLP
600 Travis Street
4200 JPMorgan Chase Tower
Houston, TX 77002
Attention: G. Michael O’Leary and Henry Havre
E‑mail: moleary@huntonak.com; hhavre@huntonak.com

If to the Company:

Goodrich Petroleum Corporation
801 Louisiana, Suite 700
Houston, TX 77002
Attention: Michael J. Killelea
E mail: Mike.Killelea@goodrichpetroleum.com

with a copy (which shall not constitute notice) to:

Vinson & Elkins L.L.P.
1001 Fannin Street, Suite 2500
Houston, TX 77002
Attention: Michael S. Telle; Benjamin Barron
E mail: mtelle@velaw.com; bbarron@velaw.com

if to Stockholder, to: the address for notice set forth on Schedule A.

Section 6.13  Time of the Essence. Time is of the essence regarding every obligation of each of the parties hereto.

Section 6.14  Submission to Jurisdiction.  The parties hereto hereby irrevocably agree (i) that any Action seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Transactions shall be brought in the Chancery Court of the State of Delaware and any state appellate court therefrom, or, if no such state court has proper jurisdiction, the Federal District Court for the District of Delaware located in Wilmington, Delaware, and any appellate court therefrom and (ii) not to commence any such Action in any court except such courts.  Each party hereby irrevocably submits to the exclusive jurisdiction of such court in respect of any legal or equitable Action arising out of or relating to this Agreement or the Transactions, or relating to enforcement of any of the terms of this Agreement, and hereby waives, and agrees not to assert, as a defense in any such Action, any claim that it is not subject personally to the jurisdiction of such court, that the Action is brought in an inconvenient forum, that the venue of the Action is improper or that this Agreement or the Transactions may not be enforced in or by such courts.  Each party agrees that notice or the service of process in any Action arising out of or relating to this Agreement or the Transactions shall be properly served or delivered if delivered in the manner contemplated by Section 6.12 or in any other manner permitted by Applicable Law.

Section 6.15  Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING DIRECTLY OR INDIRECTLY OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.14.

Section 6.16  Rules of Construction.  The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

Section 6.17  Waiver.  No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.  A party hereto shall not be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

Section 6.18  No Ownership Interest.  All rights, ownership and economic benefits of and relating to the shares of Company Common Stock Beneficially Owned by each Stockholder at a given time shall remain vested in and belong to such Stockholder as of such time, and Parent shall have no authority to exercise any power or authority to direct such Stockholder in the voting of any of the shares of Company Common Stock Beneficially Owned by such Stockholder, except as otherwise specifically provided herein, or in the performance of such Stockholder’s duties or responsibilities as a stockholder of the Company.

Section 6.19   Entire Agreement.  This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof. Company.

Section 6.20   Stockholder Obligation Several and Not Joint.  The obligations of each Stockholder hereunder shall be several and not joint, and no Stockholder shall be liable for any breach of the terms of this Agreement by any other Stockholder.

Section 6.21  Counterparts.  This Agreement may be executed and delivered (including by portable document format (PDF) form or email transmission) in one or more counterparts, each of which shall be deemed to be an original copy of this Agreement and all of which, when taken together, shall be deemed to constitute one and the same agreement.

(Remainder of Page Intentionally Left Blank)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

PALOMA PARTNERS VI HOLDINGS, LLC

By:	/s/ Christopher N. O’Sullivan
Name: Christopher N. O’Sullivan
Title: Chief Executive Officer

PALOMA VI MERGER SUB, INC.

By:	/s/ Christopher N. O’Sullivan
Name: Christopher N. O’Sullivan
Title: Director

(Signature Page to Tender and Support Agreement)

Solely as set forth in Section 2.04, 6.02 and Section 6.04:

GOODRICH PETROLEUM CORPORATION

By:	/s/ Walter G. Goodrich
Name: Walter G. Goodrich
Title: Chairman and Chief Executive Officer

(Signature Page to Tender and Support Agreement)

Stockholders:

ANCHORAGE ILLIQUID OPPORTUNITIES V, L.P.

By: Anchorage Capital Group, L.L.C., its investment manager

By:	/s/ Ed Greco
Name: Ed Greco
Title: Authorized Signatory

AIO V AIV 1 HOLDINGS L.P.

By: Anchorage Capital Group, L.L.C., its investment manager

By:	/s/ Ed Greco
Name: Ed Greco
Title: Authorized Signatory

(Signature Page to Tender and Support Agreement)

Schedule A

Stockholder	Contact Person	Address	E-Mail	Shares	Warrants
ANCHORAGE ILLIQUID OPPORTUNITIES V, L.P.	Ed Greco	c/o Anchorage Capital Group, L.L.C. 610 Broadway, 6th Floor New York, NY 10012	settlements@ anchoragecap.com	556,548	0

AIO V AIV 1 HOLDINGS L.P.	Ed Greco	c/o Anchorage Capital Group, L.L.C. 610 Broadway, 6th Floor New York, NY 10012	settlements@ anchoragecap.com	593,452	0